Exhibit 99.1

Alliqua BioMedical, Inc. Reports Fourth Quarter and Fiscal Year 2014 Financial Results

Updates Fiscal 2015 Revenue Outlook

LANGHORNE, Pa., February 24, 2015 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) ("Alliqua" or "the Company"), a provider of advanced wound care products, today announced financial results for the fourth quarter and fiscal year ended December 31, 2014.

Q4 Highlights:

•	Total revenue increased 255% year-over-year to approximately $1.7 million. Organic revenue growth was 128% year-over-year.
•	Proprietary products revenue increased 1,170% year-over-year to approximately $1.3 million. Organic product revenue growth was 609% year-over-year.
•	On November 3rd, the Company announced Alliqua's Biovance® Human Amniotic Membrane Allograft has been assigned a new and unique, Level II Healthcare Common Procedure Coding System (HCPCS) product reimbursement Q code (Q4154) by the Centers for Medicare and Medicaid Services ("CMS"). This decision was a significant step towards obtaining comprehensive coverage reimbursement coverage for Biovance in the outpatient setting.

Highlights Subsequent to Quarter-End:

•	On January 5th, the Company announced a Group Purchasing Agreement with Premier, Inc.
•	On February 2nd, the Company announced a definitive agreement to acquire Celleration, Inc. for an initial purchase price of approximately $30.4 million, which is comprised of both cash and stock.

“Our fourth quarter operating and financial performance represents a strong end to fiscal year 2014 – an important year for Alliqua BioMedical,” said David Johnson, Chief Executive Officer of Alliqua. “The profile of the Company changed dramatically in 2014, with growth in all areas of our organization – from leadership, to sales force and distribution infrastructure, to our portfolio of proprietary advanced wound care products - Alliqua BioMedical made significant progress towards our strategic objective of becoming a market-leading advanced wound care solutions provider.”

“We expect continued progress in fiscal year 2015 and look forward to the continued growth in sales of our proprietary products – including our amniotic tissue membrane product Biovance – and the anticipated contributions in the second half of the year from our acquisition of Celleration which we announced earlier this month. We are pleased with our Company’s notable progress in just a brief period of time, and we remain focused on continuing to execute our plan which we expect to drive revenue growth and market share gains, improving financial performance and above-average shareholder returns in 2015 and beyond.”

Alliqua BioMedical, Inc. and Subsidiaries

Revenue Summary

($, Thousands)	Three Months Ended December 31,		Fiscal Year Ended December 31
	2014	2013	2014	2013
Proprietary Products	$1,349.0	$106.2	$3,003.5	$179.0
Contract Manufacturing	315.3	362.6	1,782.6	1,618.7
Revenue, net	$1,664.3	$468.8	$4,786.1	$1,797.7

Fourth Quarter 2014 Results:

Total revenue for the fourth quarter of 2014 increased $1.2 million, or 255% year-over-year, to $1.7 million. Sales of the Company’s proprietary products – including hydrogels, Sorbion, Biovance and Therabond – increased $1.2 million, or 1,170%, year-over-year. Fourth quarter 2014 revenue includes contributions from Choice Therapeutics, which we acquired in May 2014, of approximately $596 thousand. Excluding the contributions from the acquisition of Choice Therapeutics, the Company’s proprietary products revenue increased in the fourth quarter 609%, year-over-year

Gross profit for the fourth quarter of 2014 increased $0.9 million year-over-year to $0.8 million, or 46.7% of sales. The increase in gross margin was driven by the change in product mix due to increased sales of proprietary products which represented 81% of sales in the fourth quarter of fiscal year 2014 compared to 23% of sales during the fourth quarter last year. Gross margin on proprietary product sales was 73% in the fourth quarter of 2014.

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Total operating expenses for the fourth quarter of 2014 decreased approximately $7.2 million, or 54% year-over-year, to $6.1 million. Fourth quarter of 2013 total operating expenses included an impairment charge of $8.1 million related to in-process research and development for the Company’s Hepamate technology. Excluding the impairment charge, adjusted operating expenses increased $0.9 million, or 18%, year-over-year. The increase in adjusted operating expenses in the fourth quarter of 2014 was driven primarily by higher compensation and benefits related to increased headcount compared to the prior year and the incremental expenses related to our acquisition of Choice Therapeutics. Stock-based compensation was $1.7 million and $2.6 million for the three months ended December 31, 2014 and 2013, respectively.

Loss from operations for the fourth quarter of 2014 was $5.3 million compared to a loss of $13.4 million last year. Net loss for the fourth quarter of 2014 was $5.4 million, compared to a net loss of $14.9 million for the same period last year.

Fiscal Year 2014 Results:

Total revenue for the twelve months ended December 31, 2014 increased $3.0 million, or 166% year-over-year, to $4.8 million. Sales of the Company’s proprietary products – including hydrogels, Sorbion, Biovance and Therabond – increased $2.8 million, or 1,577%, year-over-year. Fiscal year 2014 revenue includes contributions from the acquisition of Choice Therapeutics in May 2014 of approximately $1.5 million. Excluding the contributions from the acquisition of Choice Therapeutics, the Company’s proprietary products revenue increased 742%, year-over-year.

Gross profit for fiscal year 2014 increased $1.8 million to $1.5 million, or 31.7% of total sales, compared to a gross loss of $249 thousand last year. The increase in gross margin was due to a higher concentration of proprietary product sales. Product sales had a gross margin of 70% in fiscal year 2014. Net loss for the fiscal year of 2014 was $25.4 million compared to a net loss of $22.0 million for the same period last year.

As of December 31, 2014, the Company had $16.8 million in cash and cash equivalents, compared to $12.1 million at December 31, 2013. The increase was largely attributable to net financing proceeds of $14.4 million, proceeds from the exercise of stock options and warrants totaling $6.6 million offset by cash used in operating activities of $13.3 million and $2.0 million used for the purchase of Choice Therapeutics during the twelve months ended December 31, 2014.

Updated Fiscal Year 2015 Revenue Outlook

The Company is updating its revenue guidance for the fiscal year 2015 period. The updated guidance reflects the expected incremental contributions from the acquisition of Celleration, based on a closing date of June 30th .

•	For the fiscal-year ending December 31, 2015, the Company expects total revenue of $15.5 million to $18 million, representing growth at the mid-point of the range of approximately 250% year-over-year. This compares to the Company’s previous expectation for total revenue in fiscal year 2015 in the range of $11 million to $13 million. Celleration revenue for the second-half of fiscal year 2015 is expected in the range of $4.5 million to $5.0 million. We expect sales from our contract manufacturing business to reflect slightly positive growth year-over-year, therefore, the growth rates reflected in the Company’s revenue guidance for fiscal year 2015 are primarily generated by expected growth in the sale of the Company’s proprietary products.

Conference Call

The Company will host a teleconference at 8:00 a.m. Eastern Time on February 24th to discuss the results of the quarter and fiscal year, and to host a question and answer session. Those interested in participating on the call may dial 888-576-4387 (719-457-2689 for international callers) and provide access code 6093126 approximately 10 minutes prior to the start time. A live webcast of the call will be made available on the investor relations section of the Company's website at http://ir.alliqua.com.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 6093126. The webcast will be archived on the investor relations section of Alliqua's website.

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of hydrogel products for wound care under the SilverSeal® and Hydress® brands, as well as the Sorbion sachet S® and Sorbion sana® wound care products, and its TheraBond® 3D advanced dressing which incorporates the TheraBond® 3D Antimicrobial Barrier Systems technology. It also markets the advanced wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its proprietary hydrogel technology. Alliqua’s electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from fourth party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Investor Relations:

Westwicke Partners on behalf of Alliqua BioMedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013

ASSETS:
Current Assets:
Cash and cash equivalents	$16,770,879	$12,100,544
Accounts receivable	968,616	156,831
Inventory, net	1,411,748	501,469
Prepaid expenses and other current assets	477,824	88,390
Total current assets	19,629,067	12,847,234
Improvements and equipment, net	1,434,027	1,745,248
Intangible assets, net	4,387,293	2,258,477
Goodwill	4,100,295	425,969
Other assets	173,042	174,640
Total assets	$29,723,724	$17,451,568

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,757,742	$746,609
Accrued expenses and other current liabilities	2,067,859	1,340,057
Payable for distribution rights	-	333,333
Warrant liability	304,223	933,465
Total current liabilities	4,129,824	3,353,464
Contingent consideration	2,931,598	-
Deferred tax obligation	67,000	53,000
Other long-term liabilities	84,071	92,408
Total liabilities	7,212,493	3,498,872

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 45,714,286 shares authorized; 16,202,689 and 11,484,191 shares issued and outstanding as of December 31, 2014 and 2013, respectively	16,203	11,484
Additional paid-in capital	92,537,742	58,538,491
Accumulated deficit	(70,042,714)	(44,597,279)
Total stockholders' equity	22,511,231	13,952,696
Total liabilities and stockholders' equity	$29,723,724	$17,451,568

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Revenue, net of returns, allowances and discounts	$1,664,268	$468,834	$4,786,131	$1,797,745

Cost of revenues	886,730	539,964	3,270,955	2,047,033

Gross profit (loss)	777,538	(71,130)	1,515,176	(249,288)

Operating expenses
Selling, general and administrative (1)	6,071,993	5,187,844	26,155,008	11,719,998
Research and product development	-	-	-	63,204
Impairment of in-process research and development	-	8,100,000	-	8,100,000
Acquisition-related expenses	-	-	546,970	-
Change in fair value of contingent consideration liability	37,564	-	231,598	-
Total operating expenses	6,109,557	13,287,844	26,933,576	19,883,202

Loss from operations	(5,332,019)	(13,358,974)	(25,418,400)	(20,132,490)

Other income (expense)
Interest expense	-	(1,759)	(384)	(4,807)
Interest income	7,984	2,838	30,739	2,913
Change in value of warrant liability	(24,066)	(1,589,763)	(43,390)	(1,833,498)
Total other expense	(16,082)	(1,588,684)	(13,035)	(1,835,392)

Loss before income tax provision	(5,348,101)	(14,947,658)	(25,431,435)	(21,967,882)

Income tax provision	3,500	-	14,000	9,000

Net loss	(5,351,601)	(14,947,658)	(25,445,435)	(21,976,882)

Deemed dividend to preferred stockholders	-	(462,006)	-	(462,006)

Net loss attributable to common stockholders	$(5,351,601)	$(15,409,664)	$(25,445,435)	$(22,438,888)

Basic and diluted net loss per common share	$(0.34)	$(1.68)	$(1.74)	$(3.14)

Weighted average shares used in computing basic and diluted net loss per common share	15,767,165	9,182,948	14,628,981	7,140,613

(1)	Inclusive of stock-based compensation of $1,655,185 and $2,615,728 for the three months ended December 31, 2014 and 2013, respectively, and $10,530,265 and $5,513,861 for the years ended December 31, 2014 and 2013, respectively.